THIRD AMENDMENT TO LOAN AND FINANCING AGREEMENT

     This Third Amendment to Loan and Financing Agreement ("Amendment") is entered into on this 27 day of April, 1995, by and among Michigan National Bank, a national banking association with offices located at 27777 Inkster Road, Farmington Hills, Michigan 48333 ("Bank"), Century Supply Corp., a Michigan corporation with offices located at 31691 Dequindre Avenue, Madison Heights, MI 48071-1522 ("Borrower") and Richton International Corporation, a Delaware corporation with offices located at 340 Main Street, Madison, New Jersey 07940 ("Guarantor").

                                    RECITALS

     A. On October 27, 1993, Bank and Borrower executed a Loan and Financing Agreement (as amended from time to time hereafter, the "Loan Agreement") pursuant to which Bank extended certain financing to Borrower;

     B. The Loan Agreement has been amended pursuant to a First Amendment to Financing Agreement dated March 21, 1994 and a letter agreement dated June 23, 1994;

     C. Borrower has requested that Bank modify the Loan Agreement to extend additional financing and modify certain terms and conditions and Bank is willing to do so, subject to the terms and conditions contained in this Amendment;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

     1. Capitalized terms not defined in this Amendment shall have the meaning given to them in the Loan Agreement.

     2. Section 1.6 of the Loan Agreement is amended to read in its entirety as follows:

     1.6 "Borrowing Base" means and includes an amount equal to the aggregate of Eighty percent (80%) of the Security Value of Eligible Accounts plus an amount equal to (x) an amount equal to 50% of Eligible Inventory from February 1 of each year until August 31 of each year, but in an amount which shall not exceed Four Million Five Hundred Thousand and 00/100 ($4,500,000) or (y) an amount equal to 25% of Eligible Inventory during the period from September 1 of each year until January 31 of each year.

     3. The Loan Agreement is amended to add the following definitions as Sections 1.8.A and 1.8.B.:

     1.8.A. "CBE" means CBE Acquisition Corporation, a Delaware corporation.

     1.8.B. "CBE Acquisition"  means the acquisition by CBE of all of the assets
     and  the   assumption  by  CBE  of  certain  of  the   liabilities  of  CBE
     Technologies, Inc., a Massachusetts corporation.

     4. Section 1.9 of the Loan Agreement is amended to read in its entirety as follows:

     1.9 "Collateral" means and includes all goods, Equipment, Inventory, Accounts Receivable, contract rights, general intangibles, fixtures, chattel paper, instruments and/or documents whether now owned or hereinafter acquired by Borrower, wheresoever located and the proceeds and/or products thereof, including all returns and/or repossessions thereof and all personal property which is now, or may hereafter come within the control and/or possession of Bank. Collateral shall also specifically include (i) all of the issued and outstanding capital stock of CBE and (ii) an assignment of key man life insurance on Wayne Miller, in an amount not less than One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00).

     5. Section 1.12(a)(ii) of the Loan Agreement is amended to read in its entirety as follows:

     (ii) with regard to any Accounts Receivable which by its terms does not become due and payable until after the 10th day of the month next following the month in which such Accounts Receivable shall arise but which shall become due and payable before Sixty (60) days after such date, all such Accounts Receivable in the aggregate at any one time outstanding in excess of Three Million Dollars and 00/100 ($3,000,000.00).

     6. Section 1.21 of the Loan Agreement is hereby deleted.

     7. Section 1.33 of the Loan Agreement is amended to read in its entirety as follows:

     1.33. "Subordinated Indebtedness" means and refers to that certain indebtedness owing by Borrower to those holders set forth on the Schedule of Subordinated Indebtedness attached to, made a part of and labeled
     Exhibit 1.33 to the Third Amendment to Loan Agreement, the payment of which is subordinated in time and right of payment to the Indebtedness pursuant to the Subordination Agreements, as defined in Section 1.34 of the Loan Agreement.

     8. Section 2 of the Loan Agreement is deleted in its entirety and replaced with the following Section 2:

     "2.1 Bank does loan to Borrower and Borrower does borrow from Bank the sum of Four Million Eight Hundred Thousand and 00/100

     Dollars ($4,800,000.00) (hereinafter referred to as the "Term Loan"). The proceeds of the Term Loan shall be used solely for the purpose of (i) providing Borrower with the funds required to pay and refinance the Indebtedness evidenced by that term note dated October 27, 1993 pursuant to which Borrower borrowed Three Million and 00/100 Dollars from Bank and (ii) providing Borrower with funds to finance the CBE Acquisition.

     2.2 Borrower promises and agrees to repay the Term Loan, with interest, in accordance with the terms and conditions hereof and with the Promissory Note (hereinafter referred to as the "Term Note") executed by Borrower on April _, 1995, and any extensions or renewals, which Term Note shall be payable with interest at the main office of the Bank as follows:

          (a) the principal shall be repaid in quarterly installments of not less than Two Hundred Thousand and 00/100 Dollars ($200,000.00) each, which sums do not include interest, commencing on June 30, 1995 and continuing on each September 30, December 31, March 31 and June 30 thereafter, until April _, 1998, at which time the then outstanding principal balance shall become due and payable, in its entirety. Installments of principal as provided above have been calculated based upon an amount necessary to amortize the entire debt evidenced under the Term Note, without interest, over a six (6) year period. Borrower acknowledges that the above described amortization shall result in a balloon payment due upon maturity of the Term Note.

          (b) Interest on the Term Note shall be paid on each June 30, September 30, December 31 and March 31 during the term of the Term Note at the per annum rate equal to Michigan National Bank Prime Rate, as declared from time to time, computed on the basis of a 360 day year for the actual number of days elapsed in a month, until April _, 1998, at which time all accrued and unpaid interest shall be due and payable in its entirety. After maturity (whether by acceleration or otherwise), interest shall be at the per annum rate of Two percent in excess of the foregoing rate.

          (c) All payments received hereunder on the Term Note shall be applied first to the payment of interest and, thereafter, to the payment of principal.

     2.3 Bank may, at its option, charge Borrower's account(s) maintained at the Bank with the amount of any installment of principal and/or interest at any time on or after the date such installment becomes due.

     2.4 Borrower shall have the right to prepay, without penalty, all or any part of the Term Loan; provided, however, that all accrued interest on the principal outstanding balance of the Term Loan shall be paid simultaneously with such prepayment, and that all principal prepayments shall be applied to the principal installments hereunder in the inverse order of their maturity.

     2.5 In consideration of Bank's agreement to extend the Term Loan to the Borrower, Borrower agrees to pay Bank, in addition to all other sums payable pursuant to the Term Loan, the sum of Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00) as a commitment fee."

     9. Section 3.1 of the Loan Agreement is amended to read in its entirety as follows:

     "3.1 Provided that no Event of Default exists under this Loan and Financing Agreement and provided that no event has occurred and is continuing which with the passage of time would cause an Event of Default hereunder, Bank shall make loans to Borrower from time to time, but in no event after April _, 1996, in an aggregate principal amount up to, but not exceeding at any one time, the lesser of the Borrowing Base or the sum of Fifteen Million and 00/100 Dollars ($15,000,000.00) (hereinafter referred to as "Credit Loan"). The proceeds of the Credit Loan shall be used solely for Borrower's general working capital purposes."

     10. Section 3.2(b) of the Loan Agreement is hereby amended to read in its entirety as follows:

     "(b) Interest on said Credit Loan shall be payable monthly, at the per annum rate equal to the Michigan National Bank Prime Rate, as declared from time to time, computed on the basis of a 360 day year for the actual number of days elapsed in a month. After maturity (whether by acceleration or otherwise), interest shall be at the per annum rate of Two percent in excess of the foregoing rate."

     11. Section 5.3 of the Loan Agreement is hereby amended to read as follows:

     "5.3 Except for CBE and Century Supply Corp. of Canada, Ltd., Borrower does not own or have an interest in any subsidiary corporations, partnerships, joint ventures or other business organizations."

     12. The Loan Agreement is amended to add the following 6.8.A:

     "6.8.A. Furnish to Bank, a copy of Richton's Form 10-K Annual Reports within ten (10) days after filing the same with the Securities and Exchange Commission."

     13. Section 7.2 of the Loan Agreement is amended to add the following sentence as the last sentence of said Section:

     "For the purposes of the limitation contained in this Section 7.2, the CBE Acquisition shall be deemed to be a permitted Investment."

     14. Section 7.7 of the Loan Agreement is amended to add the following sentence as the last sentence of said Section:

     "If Borrower's net income exceeds One Million Eight Hundred Thousand and 00/ 100 Dollars ($1,800,000) for the year ended December 31, 1995, then the amount of Permitted Distributions shall be increased to Six Hundred Thousand and 00/100 Dollars ($600,000.00)."

     15. Clause (ii) in Section 7.9 of the Loan Agreement is amended to read as follows:

     "(ii) the sum of Four Hundred Thousand and 00/100 in any calendar year thereafter"

     16. Sections 7.21, 7.23, 7.24 and 7.26 of the Loan Agreement are deleted.

     17. Section 7.22 of the Loan Agreement is amended to read in its entirety as follows:

     "7.22 Suffer of permit the ratio of its total liabilities, current and long term, less Subordinated Debt, to its Tangible Net Worth plus Subordinated Debt, greater than the following ratios as of December 31 of each of the following fiscal periods:

          (i) for the fiscal year ending December 31, 1994, 2.0:1;

          (ii) for the fiscal year ending December 31, 1995, 3.75:1;

          (iii) for the fiscal year ending December 31, 1996, 3.0:1.

     As used  herein,  the term  "Tangible  Net Worth" shall have its meaning in accordance with generally accepted accounting principles; provided, however, there shall be excluded from the computation of Tangible Net Worth all intangible assets in the nature of good will, patents, copyrights, secret processes and other such intangible items as Bank may determine; and further provided, Bank may exclude from or reduce the valuation of assets comprising Tangible Net Worth those Accounts and/or Accounts Receivable and items or amounts of Inventory, Equipment and other properties which it deems should be written off or reduced to more accurately reflect the net worth of Borrower."

     18. Section 7.25 is amended to read in its entirety as follows:

     "7.25 Suffer or permit its "Tangible Net Worth plus Subordinated Debt" to be reduced below the following amounts as of December 31 of each of the following fiscal periods:

          (i) for the fiscal year ending December 31, 1994, not less than Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00);

          (ii) for the fiscal year ending December 31, 1995, not less than Three Million and 00/100 Dollars ($3,000,000.00);

          (iii) for the fiscal years ending December 31, 1996 and thereafter, not less than Four Million and 00/100 Dollars ($4,000,000.00).

     As used herein, the term Tangible Net Worth shall have the meaning defined in Section 7.22."

     19. By executing this Amendment, Borrower is expressly reconfirming the truthfulness of all representations, warranties and covenants contained in the Loan Agreement as of the date of this Amendment. Borrower further certifies that it has no knowledge, after due inquiry, of any Event of default or act which with the passage of time, delivery of notice or both, would constitute an Event of Default hereunder. Borrower agrees to provide Bank with corporate resolutions authorizing the execution and delivery of this Amendment and the documents executed in conjunction with the Amendment and the performance of its obligations to Bank.

     20. Guarantor consents to the modifications contained in this Amendment and expressly acknowledges that the Guaranty remains in full force and effect. Guarantor agrees to provide Bank with corporate resolutions authorizing the execution and delivery of this Amendment and the documents executed in conjunction with the Amendment and the performance of its obligations to Bank.

     21. Except as expressly modified by this Amendment, all of the terms, conditions and provisions contained in the Loan Agreement remain in full force and effect.

     22. This Amendment is governed by and construed in accordance with the laws of the State of Michigan, without reference to choice of law provisions. This Amendment may only be modified by a written agreement signed by all parties hereto.

     IN WITNESS WHEREOF, this Third Amendment to Loan and Financing Agreement has been duly executed and delivered as of the date first above written.

                                             MICHIGAN  NATIONAL BANK, a national
                                             banking association

                                             /s/ Joseph M. Redoutey
                                             -----------------------------------
                                             By: Joseph M. Redoutey

                                             Its: Second Vice President



                                             Century  Supply  Corp.,  a Michigan
                                             corporation

                                             /s/ Wayne R. Miller
                                             -----------------------------------
                                             By: Wayne R. Miller

                                             Its: President



                                             Richton International  Corporation,
                                             a Delaware corporation

                                             /s/ Cornelius F. Griffin
                                             -----------------------------------
                                             By: Cornelius F. Griffin

                                             Its: Vice President - Finance